EXHIBIT 99.1

Michael G. Bazinet	Mark A. Rozelle
Media Relations	Investor Relations
(800) 878-0549	(203) 622-3520

UST REPORTS 8 PERCENT INCREASE IN THIRD QUARTER 2004 DILUTED EPS
AND RAISES FORECAST FOR THE YEAR

GREENWICH, Conn., Oct. 21, 2004 – UST Inc. (NYSE: UST) today announced that for the third quarter 2004, net sales increased 6.3 percent to $462 million, operating income increased 5.4 percent to $232.5 million, net earnings increased 7.3 percent to $133.1 million and diluted earnings per share increased 8.1 percent to $.80 compared to the corresponding 2003 period.

“Improving fundamentals in our smokeless tobacco and wine businesses continue to yield results above our original projection,” said Vincent A. Gierer, Jr., UST chairman and chief executive officer. “As a result, we are once again increasing our diluted earnings per share estimate for the year to a record range of $3.16 to $3.20.”

For the nine-month period ended Sept. 30, net sales increased 5.5 percent to $1.36 billion, operating income increased 6 percent to $687.9 million, net earnings increased 10.7 percent to $402.6 million and diluted earnings per share increased 11.5 percent to $2.42 compared to the corresponding period.

Nine-month 2004 results include a lower effective tax rate due to the reversal of $20 million of state and federal income tax accruals as a result of recently completed income tax audits, partially offset by a $7.2 million loss from discontinued operations associated with the transfer of the cigar business.

Comparative results for cost of products sold as well as selling, advertising and administrative expenses for the third quarter and nine-month periods were impacted by several factors in 2003 as indicated in the notes to the consolidated sales and earnings statements.

The company repurchased 1 million shares at a cost of $37.5 million during the quarter and 3 million shares at a cost of $112.4 million for the year-to-date period.

Smokeless Tobacco Segment
Smokeless Tobacco segment third quarter 2004 net sales increased 5.4 percent to $396.4 million compared to the year-ago period. The increase was due to a 1.2 percent increase in moist smokeless tobacco net can sales to 161.2 million, and higher selling prices. Premium net can sales declined 0.7 percent to 143.5 million. Although it is a slight decline, this represents an improvement in trend over the past several quarters. Price value net can sales increased 18.9 percent to 17.7 million. Sales of promoted cans, together with spending on sales incentives, declined slightly. Operating profit for the segment increased 5.2 percent to $229.5 million.

For the nine-month period, net sales increased 4.8 percent to $1.183 billion on a 0.8 percent increase in moist smokeless tobacco net can sales of 482.6 million, and higher selling prices. Operating profit increased 5.4 percent to $681.2 million compared to the corresponding 2003 period.

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U.S. Smokeless Tobacco Company’s Retail Activity Data Share & Volume Tracking System (RAD-SVT), measuring shipments to retail for the 26-week period ended Sept. 4, 2004, on a can-volume basis, indicates that shipments for USSTC were up 1.9 percent with premium brands stable and price value up 18.7 percent versus the year-ago period.

During the same period, total category shipments accelerated 6.0 percent, with the premium segment decline moderating to 0.8 percent and the value segments, including price value and sub-price value increasing 24.7 percent in total. This is a noticeable improvement over trends in the year-ago period as restated, which indicated overall category growth of 3.6 percent, premium can sales down 3.4 percent and price value can sales up 29.7 percent.

RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports net shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.

“Our strategy to accelerate category growth by attracting adult smokers at a faster rate appears to be working,” said Murray S. Kessler, president of USSTC. “With continuing strong category growth and the success of recently introduced new premium products, we remain confident that our increased category growth investments will produce record results in 2004.”

Wine Segment
Wine Segment third quarter 2004 revenue increased 13.6 percent to $56.8 million on a 11.5 percent increase in premium case sales versus the corresponding 2003 period. Gross margin improvement combined with overall moderate increases in spending resulted in operating profit advancing 37 percent to $6.2 million.

For the nine-month period, net sales increased 10.7 percent to $150.4 million on an 8.3 percent increase in premium case sales. Operating profit increased 35.4 percent to $18.2 million versus the corresponding 2003 period.

A conference call is scheduled for 11 a.m. Eastern time today to discuss the quarterly results. To listen to the call, please visit www.ustinc.com. A 14-day playback is available by calling 1-888-203-1112 or 719-457-0820, code #849190 or by visiting the website.

UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Rooster, Red Seal and Husky. International Wine & Spirits Ltd. produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, and Villa Mt. Eden wineries, as well as sparkling wine produced under the Domaine Ste. Michelle label.

All statements, other than statements of historical facts, which address activities or actions that the company expects or anticipates will or may occur in the future, and other such matters are forward-looking statements. To take advantage of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, the company is identifying certain factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company.

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Any one, or a combination, of factors could materially affect the results of the company’s operations. These factors include competitive pressures, changes in consumer preferences, wholesaler ordering patterns, consumer acceptance of new product introductions and other marketing initiatives, uncertainties associated with ongoing and future litigation, legal and regulatory initiatives (including those described under Items 1 and 3 of the company’s Annual Report on Form 10-K and in the company’s Form 8-K, and 10-Qs filed thereafter) and conditions in the capital markets. Forward-looking statements made by the company are based on the knowledge of its business and the environment in which it operates, but because of the factors listed above, as well as other factors beyond the control of the company, actual results may differ from those in the forward-looking statements.

(CONSOLIDATED UNAUDITED RESULTS ARE ATTACHED)
# # #

UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Third Quarter
	2004	2003	% Change
Net sales	$462,023	$434,672	+6.3
Costs and expenses Cost of products sold	104,689	102,688	+1.9
Selling, advertising and administrative	124,789	111,363	+12.1

Total costs and expenses	229,478	214,051	+7.2

Operating income	232,545	220,621	+5.4
Interest, net	18,604	19,104	-2.6

Earnings from continuing operations before income taxes	213,941	201,517	+6.2
Income taxes	80,563	76,967	+4.7

Earnings from continuing operations	133,378	124,550	+7.1
Loss from discontinued operations (Including income tax effect)	(326)	(501)	—

Net earnings	$133,052	$124,049	+7.3

Net earnings per basic share:
Earnings from continuing operations	$.81	$.75	+8.0
Loss from discontinued operations	—	—	—
Net earnings per basic share	$.81	$.75	+8.0
Net earnings per diluted share:
Earnings from continuing operations	$.80	$.74	+8.1
Loss from discontinued operations	—	—	—
Net earnings per diluted share	$.80	$.74	+8.1
Dividends per share	$.52	$.50	+4.0
Average number of shares:
Basic	165,024	166,142
Diluted	166,368	167,363

NOTE: 2003 cost of products sold includes a charge of $6.7 million related to a write-down of inventory for the company’s tobacco seed business, offset by a corresponding reduction in compensation expense included in selling, advertising and administrative expenses.

UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Nine months ended Sept. 30,
	2004	2003	% Change
Net sales	$1,359,992	$1,288,497	+5.5
Costs and expenses
Cost of products sold	296,599	278,485	+6.5
Selling, advertising and administrative	375,498	360,877	+4.1

Total costs and expenses	672,097	639,362	+5.1

Operating income	687,895	649,135	+6.0
Interest, net	57,561	57,794	-0.4

Earnings from continuing operations before income taxes	630,334	591,341	+6.6
Income taxes	220,485	225,870	-2.4

Earnings from continuing operations	409,849	365,471	+12.1
Loss from discontinued operations (Including income tax effect)	(7,215)	(1,593)	—

Net earnings	$402,634	$363,878	+10.7

Net earnings per basic share:
Earnings from continuing operations	$2.48	$2.19	+13.2
Loss from discontinued operations	(0.04)	(0.01)	—
Net earnings per basic share	$2.44	$2.18	+11.9
Net earnings per diluted share:
Earnings from continuing operations	$2.46	$2.18	+12.8
Loss from discontinued operations	(0.04)	(0.01)	—
Net earnings per diluted share	$2.42	$2.17	+11.5
Dividends per share	$1.56	$1.50	+4.0
Average number of shares:
Basic	165,243	166,880
Diluted	166,568	167,951

NOTE: 2004 includes the reversal of $20 million of state and federal income tax accruals. 2003 cost of products sold includes a charge of $6.7 million related to a write-down of inventory for the company’s tobacco seed business, offset by a corresponding reduction in compensation expense included in selling, advertising and administrative expenses. 2003 selling, advertising and administrative expenses also includes a $4.4 million charge related to a bankruptcy filing of a significant wholesale customer in the smokeless tobacco business.

UST
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	September 30,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$522,010	$438,040
Inventories	523,705	573,334
Deferred taxes	50,509	127,064
Assets held for disposition	17,683	18,825
All other current assets	64,157	90,703

Total current assets	1,178,064	1,247,966
Property, plant and equipment, net	379,909	377,933
Other assets	90,158	100,595

Total assets	$1,648,131	$1,726,494

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Current portion of long term debt	$300,000	$—
Litigation liability	33,477	280,000
All other current liabilities	283,166	241,093

Total current liabilities	616,643	521,093
Long-term debt	840,000	1,140,000
Other liabilities	185,645	180,588

Total liabilities	1,642,288	1,841,681
Stockholders’ equity (deficit)
Capital stock	105,131	103,750
Additional paid-in capital	839,320	752,549
Retained earnings	450,583	306,091
Accumulated other comprehensive loss	(22,640)	(23,458)

	1,372,394	1,138,932
Less treasury stock	1,366,551	1,254,119

Total stockholders’ equity (deficit)	5,843	(115,187)

Total liabilities and stockholders’ equity (deficit)	$1,648,131	$1,726,494

UST
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2004	2003
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities(1)	$412,585	$(836,338)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(37,655)	(32,907)
Dispositions of property, plant and equipment	1,566	1,831

Net cash used in investing activities	(36,089)	(31,076)

FINANCING ACTIVITIES
Proceeds from the issuance of stock	78,048	30,160
Dividends paid	(258,142)	(250,146)
Stock repurchased	(112,432)	(110,475)
Withdrawals from restricted deposits	—	1,242,431

Net cash (used in) provided by financing activities	(292,526)	911,970

Increase in cash and cash equivalents	83,970	44,556
Cash and cash equivalents at beginning of year	438,040	382,003

Cash and cash equivalents at end of period	$522,010	$426,559

(1)	Net cash provided by operating activities in 2004 includes the payment of a litigation liability of $200 million. Net cash used in operating activities in 2003 includes the payment of the company’s antitrust award of $1.262 billion.

UST
SUPPLEMENTAL SCHEDULE
(Unaudited)

	Third Quarter			Nine Months Ended Sept. 30,
Consolidated Results	2004	2003	%	2004	2003	%
Net Sales (mil)	$462.0	$434.7	6.3%	$1,360.0	$1,288.5	5.5%
Operating Income (mil)	$232.5	$220.6	5.4%	$687.9	$649.1	6.0%
Net Earnings (mil)	$133.1	$124.0	7.3%	$402.6	$363.9	10.7%
Diluted EPS	$.80	$.74	8.1%	$2.42	$2.17	11.5%

Smokeless Tobacco
Net Sales (mil)	$396.4	$376.0	5.4%	$1,182.8	$1,129.0	4.8%
Operating Profit (mil)	$229.5	$218.1	5.2%	$681.2	$646.0	5.4%

MST Net Can Sales
Premium (mil)	143.5	144.4	-0.7%	429.3	435.0	-1.3%
Price Value (mil)	17.7	15.0	18.9%	53.3	43.8	21.5%

Total (mil)	161.2	159.4	1.2%	482.6	478.8	0.8%

Wine
Net Sales (mil)	$56.8	$50.0	13.6%	$150.4	$135.8	10.7%
Operating Profit (mil)	$6.2	$4.5	37.0%	$18.2	$13.5	35.4%
Premium Case Sales (thou)	908	814	11.5%	2,484	2,294	8.3%

	Volume %		Point
	Chg. vs.		Chg. vs.
RAD-SVT 26 wks ended 9/04/04(1)	YAGO	Share	YAGO
Total Category	6.0%
Total Premium Segment	-0.8%	68.6%	-4.6 pts
Total Value Segments	24.7%	31.2%	4.6 pts
USSTC Share of Total Category	1.9%	69.4%	-2.8 pts
USSTC Share of Premium	0.0%	89.3%	0.6 pts
USSTC Share of Value Segments	18.7%	26.1%	-1.3pts

(1)	RAD-SVT – Retail Activity Data Share & Volume Tracking System. RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.